EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (the “Agreement”) is entered into on this 11th day of July, 2007, by and between Hypercom Corporation, a Delaware corporation (“Company”), and William Keiper (“Executive”).
RECITALS
     A. Executive presently is employed by Company as its Chief Executive Officer pursuant to the terms of an Employment Agreement dated as of August 29, 2005, as it may have been amended in writing (the “Employment Agreement”), a copy of which is attached to this Agreement as Exhibit A.
     B. Company and Executive have decided to terminate their relationship.
     C. Following the termination of the employment relationship between Company and Executive, Executive has agreed to provide certain consulting services to Company in exchange for the consideration described below.
     NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, Company and Executive agree as follows:
AGREEMENTS
          1.Resignation. By the execution of this Agreement, Executive submits, and Company accepts, Executive’s resignation from his position as a member of the Board of Directors of Company and as the Chief Executive Officer of Company, effective as of August 15, 2007 or such earlier date following the execution of this Agreement as may be selected by Company and communicated to Executive in writing (the “Resignation Date”). As of the Resignation Date, Executive also will be deemed to automatically resign, without any further action by Executive, from any other position or office he held with Company, as well as any position or office he held with any other entity or employee benefit plan by reason of his association with Company.
          2. Continuing Responsibilities. Until Executive’s Resignation Date, Executive shall continue to perform all of his normal duties and responsibilities as Company’s Chief Executive Officer, except as otherwise specified in writing by Daniel D. Diethelm, the Chairman of Company’s Board of Directors (the “Company Chairman”), and Company shall pay Executive his current base salary and provide Executive with all other benefits set forth in the Employment Agreement through the Resignation Date. In addition, Executive acknowledges and agrees that he is responsible for all required CEO certifications related to public filings with the Securities and Exchange Commission, as required by applicable law or regulations, with respect to the second quarter of fiscal 2007 and prior periods during the term of his employment by the Company. Company acknowledges that Executive has provided all required CEO certifications related to public filings with the Securities and Exchange Commission as required by applicable law or regulations, with respect to all periods prior to the second quarter of fiscal 2007. Executive also agrees to assist Company’s Chairman with Company’s earnings call for the second quarter of fiscal 2007, which call is presently scheduled for August 2, 2007. Executive agrees to execute the necessary CEO certifications and assist with the earnings call for the second quarter of fiscal 2007, so long as these responsibilities require action on the part of Executive on or before the Resignation Date.
          3. Consulting Agreement. Simultaneous with the execution of this Agreement, Company and Executive will enter into a Consulting Agreement in the form attached hereto as Exhibit B, which calls for Executive to provide certain consulting services to Company during the 90-day period beginning on the Resignation Date.
          4. Severance Benefits. If Executive executes this Agreement within the 21-day period referenced in Section 16, and then does not revoke this Agreement within the 7-day Revocation Period referenced in Section 16, Executive will be entitled to receive the following severance benefits from Company:
               (a)  Severance Payment. Executive shall receive a lump sum severance payment of $450,000.00, with such payment to be made on the later of the Resignation Date or the first business day following the expiration of the Revocation Period set forth in Section 16.
               (b)  Retention Bonus. Executive shall receive a lump sum retention bonus payment of $50,000.00, with such payment to be made on the later of the Resignation Date or the first business day following the expiration of the Revocation Period set forth in Section 16.
               (c)  Health Insurance. For a period of 18 months following the Resignation Date, Company will pay or reimburse Executive for the cost of any COBRA premiums, if and to the extent COBRA benefits are elected by Executive pursuant to Section 13 and the requirements of COBRA. Company also will reimburse Executive for any medical expenses incurred by Executive that would otherwise have been covered (if Executive’s employment had continued) pursuant to any Company executive level health benefit program in effect on the Resignation Date, including but not limited to all charges for Mayo Clinic related healthcare professionals’ tests and procedures, as long as such expenses are incurred prior to the end of the 18-month period following the Resignation Date. All claims for reimbursements for expenses incurred in calendar year 2007 must be submitted to Company by February 1, 2008 and will be reimbursed by Company within thirty (30) days thereafter. All claims for reimbursements for expenses incurred in calendar year 2008 must be submitted to Company by February 1, 2009 and will be reimbursed by Company within thirty (30) days thereafter. All claims for reimbursements for expenses incurred after December 31, 2008, but before the end of the 18-month period must be submitted to Company by April 15, 2009 and will be reimbursed by Company within thirty (30) days thereafter. The health insurance expenses reimbursed in one taxable year under this Section will not affect the health insurance expenses eligible for reimbursement in a different taxable year. Executive may not elect to receive cash or any other benefit in lieu of the health insurance benefits provided by this Section. All reimbursements made pursuant to the preceding sentences shall be consistent with past and current Company practice.

               (d)  Relocation Expenses.
                    (i) As of the Resignation Date, Executive is relieved of any obligation he may have under the terms of his Employment Agreement or otherwise, to reimburse Company for any relocation or related expenses previously reimbursed by Company in connection with Executive’s move from San Francisco to Paradise Valley, Arizona in October of 2006, including but not limited to any tax Gross-up Payments.
                    (ii) In the event that within twelve (12) months from the Resignation Date, Executive moves from his current residence in Paradise Valley, Arizona to the San Francisco Bay area (including the counties of Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Santa Clara, Solano or Santa Cruz), Company will, at Executive’s election, directly pay or reimburse Executive for the following moving costs actually incurred by Executive in connection with such move (the “Moving Costs”):
                         (1) The costs of packing, insuring, moving, storage (for up to three months) and unpacking Executive’s household goods; and
                         (2) The costs of shipping Executive’s automobiles; and
                         (3) A Gross-up Payment on the Moving Costs equal to 44.55% of the total amount of the Moving Costs includable in Executive’s net income for tax purposes but for which Executive is not otherwise entitled to a deduction (without regard to the Gross-up Payment) to cover Executive’s federal and state tax liability relating to payment of the Moving Costs.
                         (4) Any Moving Costs to be paid or reimbursed by Company pursuant to this Section 4(d) shall be paid or reimbursed by no later than the end of calendar year 2008. In addition, any Gross–up Payment to be paid pursuant to this Section 4(d) shall be payable by Company upon thirty (30) days written notice of the payment and amount due; provided however that in no event will such payment be made after the close of the calendar year in which Executive remits payment of the taxes that give rise to the Gross-up Payment.
                    (iii) Executive acknowledges and agrees that Company will have no obligation to pay any Moving Costs or any Gross-up Payment pursuant to this Section if a third party has offered to or is responsible for payment of such Moving Costs either as a result of an offer of employment or otherwise.
               (e)  Retention of Equipment. Executive shall be entitled to retain all computer and communication equipment provided for his use as of August 15, 2007 by Company. Executive shall provide Company with a list of such equipment on August 15, 2007. Executive shall submit such equipment to Company on, or as soon as possible after the termination of the Consulting Agreement to allow Company to delete any and all Company information from the equipment.
               (f)  Stock Bonus. On the latest of (1) the Resignation Date, (2) the first business day following the expiration of the Revocation Period set forth in Section 16, or (3) the first day on which Executive may trade in Company stock following the issuance of the Press

Release described in Section 10 below, Company will grant Executive 8,334 shares of Company stock pursuant to the terms and provisions of the Hypercom Long-Term Incentive Plan which shares shall be freely tradable. In addition, Company shall make a Gross-up Payment to Executive relating to these shares equal to 44.55% of the value of the stock grant includable in Executive’s net income for tax purposes (without regard to the Gross-up Payment) to cover Executive’s federal and state tax liability relating to the stock grant. Any Gross-up Payment to be paid pursuant to this Agreement shall be payable by Company upon thirty (30) days of written notice of the payment and amount due; provided however that in no event will such payment be made after the close of the calendar year in which Executive remits payment of the taxes that give rise to the Gross-up Payment
          5. Options and Restricted Stock.
               (a) Executive agrees that the May 8, 2006 grant of an option for Executive to acquire 150,000 shares of Company stock at a price of $10.59 per share is hereby canceled.
               (b) Executive also agrees that the 100,000 shares of restricted stock granted to Executive pursuant to Section 3(d) of the Employment Agreement have never been earned and will be automatically forfeited upon execution of this Agreement.
               (c) Except as set forth in Section 5(a) of this Agreement, all of Executive’s options to purchase common stock of Company, including:
                    (i) those granted under the 1997 Long-Term Incentive Plan, the 2000 Broad Based Incentive Plan and the Nonemployee Directors’ Stock Option Plan, which have vested on or prior to the Resignation Date; and
                    (ii) all other options the exercise price of which is less than the fair market value of Hypercom common stock at the close of trading on the New York Stock Exchange on the Resignation Date which have not yet vested shall be considered vested options (the “Vested Options”) as of the Resignation Date under the applicable award or granting agreement or instrument notwithstanding any provision to the contrary in any such award or granting agreement or instrument.
               (d) In addition, the unvested portion of Executive’s stock options granted pursuant to Section 3(e) of the Employment Agreement shall fully vest as of the Resignation Date, and all 100,000 options under such grant shall be considered Vested Options whether or not the exercise price of any of the options is less than the fair market value of such common stock on the Resignation Date.
               (e) Notwithstanding the terms of any award or granting agreement or instrument, Executive shall have the later of (i) ninety (90) days from the Resignation Date or (ii) the expiration date of such options, to exercise any and all Vested Options.
          6. 2007 Compensation. Company acknowledges that the Compensation Committee of the Company’s Board approved an increase in base salary for Executive from

$400,000 to $500,000 annually effective as of January 1, 2007, and Executive voluntarily agreed to take only $450,000. For purposes of this Agreement and the Consulting Agreement, Executive agrees that his base salary for 2007 shall be calculated at a rate of $450,000 per year.
          7. Release of Company. In consideration of the promises and payments set forth in this Agreement, Executive hereby releases and forever discharges Company and/or any of its “Affiliates” from any and all claims, complaints, causes of action, and demands of any kind, whether known or unknown, which Executive has, ever has had, or may have arising out of or related to Executive’s employment or resignation from employment with Company, Executive’s service on Company’s Board of Directors or the termination or cessation thereof, or otherwise, excepting those arising out of this Agreement, the Consulting Agreement, the Indemnification Agreement referenced in Section 8, Executive’s rights under all insurance policies providing benefits to Executive, including, but not limited to, the Directors and Officers and Errors and Omissions policies, and Executive’s rights under any option or restricted stock agreement entered, or agreed to be entered, into between Company and Executive pursuant to the Hypercom Corporation Long-Term Incentive Plan or any other plan or program pursuant to which Executive may have been granted options or restricted shares in the past, other than the option agreement relating to the May 8, 2006 grant referred to above, which option agreement Executive has agreed to cancel pursuant to Section 5(a) and the restricted stock granted under Section 3(d) of the Employment Agreement referred to above, which Executive has agreed to forfeit pursuant to Section 5(b).
          This Release is a FULL WAIVER AND RELEASE and includes, without limitation, any right, claim, demand or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Workers Adjustment & Retraining Notification Act (“WARN”); the Consolidated Omnibus Budget Reconciliation Act; the Fair Labor Standards Act; and any applicable state civil rights act and/or any other federal, state, or local law or regulation. This Release also includes any contract or tort causes of action arising from or in any way related to Executive’s employment relationship with Company and/or any Affiliates, including any claims relating to Company’s right to terminate Executive’s employment, including, but not limited to, any claims for wrongful discharge, retaliatory discharge, breach of contract, breach of the covenant of good faith and fair dealing and/or prima facie tort, except as arising out of this Agreement.
          This Release specifically includes any claims arising under Executive’s Employment Agreement (other than for payment of Executive’s base salary and benefits through the Resignation Date) as well as any written or oral amendments or supplements thereto. Executive acknowledges that he is not entitled to receive any cash or other bonus compensation for Company’s current fiscal year.
          Notwithstanding any provision herein to the contrary, Executive does not release any claims or rights Executive may have under any “employee benefit plan” (as that term is defined in regulations issued pursuant to ERISA) sponsored by Company or any Affiliate.

          If Executive executes this Agreement prior to his Resignation Date, on request Executive agrees to execute a separate Release Agreement on the Resignation Date or within five (5) business days thereafter, which includes a release the same as the release included in this Section 7.
          For purposes of this Agreement, the term “Affiliate” means and includes: (a) any subsidiary, brother-sister or other organization that is treated as a single employer with Company pursuant to Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986; and (b) any officer, owner, director, employee, representative, or insurer of Company or any organization referred to in clause (a); and (c) the successors and assigns of any organization or individual described in clauses (a) or (b).
          8. Release of Executive. In consideration of the promises and payments set forth in this Agreement, Company hereby releases and forever discharges Executive from any and all claims, complaints, causes of action, and demands of any kind, whether known or unknown, which Company has, ever has had, or may have arising out of or related to the performance of Executive’s services to Company as a member of its Board of Directors or as its President and Chief Executive Officer, but only to the extent to which Executive is entitled to indemnification with respect to such claim, complaint, cause of action or demand pursuant to the terms of the Indemnification Agreement dated August 1, 2006 entered into between Executive and Company. The purpose of this Section 8 is to release Executive only from those claims, complaints, causes of action and demands with respect to which he is entitled to indemnification and this Section 8 shall be interpreted in a manner consistent with this purpose.
          9. Confidential Information and Non-Disclosure. Executive hereby acknowledges that he is subject to all of the terms and provisions of the Hypercom Employee Non-Disclosure Agreement included as a part of his Employment Agreement, which is attached as Exhibit A to this Agreement and that his obligations under such agreement survive the execution of this Agreement.
          10. Press Release. Executive’s departure from Company shall be announced by Company in a Press Release substantially in the form of Exhibit D attached to this Agreement. The attached Press Release has been reviewed and approved by Executive. Any changes to the form of Exhibit D will be subject to Executive’s prior review and written approval.
          11. Mutual Non-Disparagement. The parties agree that they will not, at any time, make any comments about each other that are, or could be interpreted to be, disparaging or derogatory or that paint the other party in a negative light. Specifically, Executive agrees, among other things, that he will not make any disparaging, derogatory or negative comments about Company officers, directors, owners, employees, products, policies or practices. Company’s obligation pursuant to this Section is limited to comments made by members of Company’s Board of Directors or Company’s officers. If either party breaches the commitments contained in this Section, that party will be liable to the other for any resulting harm incurred.
          12. Employee Benefit Plans. Executive acknowledges and agrees that, effective as of the Resignation Date, he no longer will be eligible to participate in any employee benefit plans offered by Company. Executive also specifically acknowledges that after the Resignation Date he will not be entitled to make any additional deferrals of compensation pursuant to the Company 401(k) Plan or any other Company benefit plan that permits or requires contributions by plan participants.
          13. COBRA. Executive may avail himself of any rights to which he may be entitled to continue health insurance coverage pursuant to the provisions of COBRA following his Resignation Date. If Executive is eligible to elect COBRA coverage, and elects such coverage, Executive will be obligated to pay the entire cost of such coverage, but shall be entitled to reimbursement to the extent called for by Section 4(b).
          14. Unpaid Salary and Expenses. Except as modified by this Agreement or the Consulting Agreement:
               (a) Any unpaid salary earned by Executive prior to the Resignation Date, including any accrued but unused vacation or Paid Time Off applicable to 2007 or any prior periods, but only to the extent required by Company policy, as well as any claims for expenses incurred by Executive on behalf of Company, will be paid to Executive promptly following the Resignation Date;
               (b) Executive acknowledges that he has received all amounts, and all benefits or other entitlements, to which he was or may have been or may become entitled pursuant to the terms of his Employment Agreement; and
               (c) Executive acknowledges that following the execution of this Agreement he will not have any claim to any amounts, benefits, or other entitlements pursuant to his Employment Agreement (other than his right to continue receiving his existing salary and benefits through the Resignation Date pursuant to Section 2).
          15. Cooperation. If Executive has knowledge or is alleged to have knowledge of any matters which are the subject of any pending, threatened or future litigation or administrative proceeding involving Company, Executive will make himself available to testify if and as necessary. Executive also will make himself reasonably available to the attorneys representing Company in connection with any such litigation or administrative proceeding for such purposes as they may deem necessary, including but not limited to the review of documents, discussion of the case and preparation for the trial or administrative proceeding. After termination of the Consulting Agreement, Company will pay Executive a flat rate of $1,000 per half-day that Executive provides services to the Company under this Section 15. This Agreement is not intended to and shall not be construed so as to in any way limit or affect the testimony which Executive gives in any such litigation; it is understood and agreed that Executive will at all times testify fully, truthfully and accurately, whether in deposition, trial or otherwise.
          16. Period to Consider and Revocation Period. By his signature below, Executive affirms that he has been given at least 21 days during which to consider the execution of this Agreement. Executive may revoke this Agreement at any time within 7 days following his execution of this Agreement (the “Revocation Period”) by executing the Revocation form attached hereto as Exhibit C. To be effective, the signed Revocation form must be received by Doug Reich, General Counsel of Company, within the 7-day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired.
          17. Independent Counsel. Executive acknowledges that he has been advised to consult with an attorney of his choosing before executing this Agreement and that he has done so.
          18. Payroll Taxes. Any amounts due pursuant to this Agreement will be subject to all applicable federal, social security and state payroll withholding taxes.
          19. Governing Law. This Agreement is to be construed and interpreted in accordance with the laws of the State of Arizona, except as those laws may be preempted by federal law.
          20. Severability. If any part or parts of this Agreement are found to be unenforceable, the remaining portions of the Agreement shall remain in full force and effect.
          21. Compliance with Section 409A.
               (a) Compliance Strategy. Company has concluded that the severance payment provided by Section 4(a), the treatment of previously reimbursed relocation expenses provided by Section 4(d) and the retention of equipment benefit provided by Section 4(e) either do not constitute deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) or qualify for the short-term deferral exception to the requirements of Section 409A of the Internal Revenue Code, as such exception is described in Treas. Reg. § 1.409A-1(b)(4). Company further has concluded the reimbursement of Moving Costs provided by Section 4(d) qualifies for the separation pay exception to the requirements of Section 409A as such exception is described in Treas. Reg. § 1.409A-1(b)(9) and the health insurance benefits provided by Section 4(b) comply with the requirements of Section 409A pursuant to Treas. Reg. § 1.409A-3(i)(1)(iv). Further, Company has concluded that the stock bonus provided by Section 4(e) and the extension of the exercise period for outstanding options provided by Section 4(f) are not subject to the requirements of Section 409A.
               (b) Payment Provisions. In order to assure compliance with the short-term deferral exception referred to above, if any of the payment called for by Section 4(a) is not made at the time specified in that Section, such payment shall be made no later than March 15, 2008. If Company fails to make a payment (including a transfer of Company stock), either intentionally or unintentionally, within the period required by Section 4, but the payment is made within the same calendar year, it will be treated as made within the period required by Section 4 pursuant to Treas. Reg. § 1.409A-3(d). In addition, if a payment is not made due to a dispute between Company and Executive, payments may be delayed in accordance with Treas. Reg. § 1.409A-3(g).
               (c) Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
               (d) No Elections. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement.
               (e) Compliant Operation and Interpretation. If Company determines, in the exercise of its discretion, that no exception to the requirements of Section 409A is available, this Agreement (or the portions thereof that do not qualify for any exception) shall be operated in compliance with Section 409A and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A.
          22. Entire Agreement. Executive represents that he has carefully read and fully understands all of the provisions of this Agreement, which sets forth the entire agreement between Company and Executive with regard to Executive’s employment with Company and the termination of the relationship between Executive and Company, except as set forth in the Consulting Agreement of even date. Executive acknowledges that he has not relied upon any representation made by Company or any representative of Company (including Company’s counsel), except as set forth in this Agreement.
          23. Impact on Other Agreements. Following the execution of this Agreement, all agreements, including but not limited to the Employment Agreement, previously entered into between Executive and Company relating to Executive’s employment by and services to Company are terminated other than the following: (a) this Agreement; (b) the Consulting Agreement; (b) the Hypercom Employee Non-Disclosure Agreement; (c) the Indemnification Agreement; (d) Executive’s rights under insurance policies providing Executive benefits, including but not limited to, Directors and Officers and Errors and Omissions insurance policies; (e) any option agreement or restricted stock agreement entered, or agreed to be entered, into between Company and Executive pursuant to the Hypercom Corporation Long-Term Incentive Plan, or any other plan or program pursuant to which Executive may have been granted options or restricted shares in the past, other than the option agreement relating to the May 8, 2006 grant referred to above, which agreement and grant have been canceled pursuant to Section 5(a) or the grant of restricted stock under Section 3(d) of the Employment Agreement which has been forfeited pursuant to Section 5(b) of this Agreement.

     In witness whereof, Executive has executed this Agreement and Company has caused this Agreement to be executed by its duly authorized officer, on this 11th day of July, 2007.

HYPERCOM CORPORATION

By	/s/ Daniel Diethelm

Dan Diethelm, Chairman of the Board

/s/ William Keiper

William Keiper